Exhibit 99.1

Envirokare Tech, Inc. Announces Composite Plastics Industry Award for LRM Industries, LLC

New York, New York – November 7, 2007 - ENVIROKARE TECH, INC. (OTCBB: ENVK)

             Envirokare Tech, Inc. (OTCBB:ENVK) is pleased to announce that its joint venture, LRM Industries, LLC ("LRM"), has received a composite plastics industry award. Envirokare, through its business segment, LRM, is developing state-of-the-art TPF ThermoPlastic Flowforming™ technology to manufacture and market large molded products from reinforced and non-reinforced thermoplastic polymers.

             Composites Manufacturing (CM) magazine and the American Composites Manufacturers Association (ACMA), with more than 850 member companies, announced their 2007 Excellence & Innovation Award winners at Composites & Polycon 2007, the most comprehensive composites conference in the world.  The awards recognize outstanding achievements by individuals and companies in seven separate categories.

             LRM Industries was the recipient of the 2007 Award for Excellence and Innovation in a manufacturing process. The convention hosts noted that, "LRM has developed an innovative manufacturing process known as TPF Thermoplastic Flowforming™ technology that can produce intricately detailed unitary parts with non-constant cross sections at scales up to 100 square feet and 200 pounds".  The convention hosts added, "The technology already is being used in commercial and military applications, including prototype thermoplastic composite shelters for the U. S. Air Force.  The beam, one of the world's largest unitary thermoplastic composite parts, earned LRM the 2006 Building & Construction Award from the Alliance of Plastics Processors (APP) and the Society of the Plastics Industry (SPI)".

             Louis F. Savelli, Chairman and Chief Executive Office of Envirokare, stated, "We are pleased that CM and the ACMA have recognized the TPF Thermoplastic Flowforming™ technology as the unique innovation we believed it be.   We remain very optimistic as our commercialization efforts continue to be successful and the performance of our joint venture, LRM industries, improves".

             TPF ThermoPlastic Flowforming™ is an emerging process technology for the low pressure, fully automated molding of long-fiber-reinforced ("LFRT") and nonreinforced thermoplastic large structural parts providing enhanced mechanical properties through, with respect to LFRT parts, the randomization and preservation of fiber length in molded parts.  LFRT and nonreinforced molded products represent two of the fastest growing segments of the worldwide molded plastics market, with applications replacing conventional materials such as steel, aluminum, wood, fiberglass and cement, in nearly all major industrial market segments.  The worldwide market for LFRT and nonreinforced products is estimated to be a multi-billion pound opportunity with double-digit growth rates currently and into the future.  The enhanced mechanical properties of TPF ThermoPlastic Flowforming™  molded products, coupled with low material costs (including the use of recycled polymers) and low conversion costs, make TPF ThermoPlastic Flowforming™  patented technology a strong contender for this multi-billion pound opportunity.

             Envirokare welcomes inquiries regarding their products and programs.  Interested parties are also directed to the SEC's EDGAR informational system to obtain currently filed Envirokare corporate information.

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This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act").  In particular, when used in the preceding discussion, the words "plan," "confident that," "anticipate," "believe," "expect," "intend to," and similar conditional expressions are intended to indemnify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act.  Such statements are subject to certain risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements.  Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings, and other risks.